Exhibit 10.1

AIRCRAFT PURCHASE AGREEMENT

FALCON 2000 AIRCRAFT, S/N 147, N777MN

THIS AIRCRAFT PURCHASE AGREEMENT (the “AGREEMENT”), made this 3rd day of April, 2007 by and between M.D.C. Holdings, Inc. a company having an office at 4350 South Monaco Street, Denver, CO 80237 hereinafter referred to as “Seller”, and Cardal, Inc., a company having an office at 2088 West Case Road, Suite 110, Columbus, OH 43235, hereinafter referred to as “Purchaser”.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and subject to the terms and conditions hereof, the parties agree in this Agreement for the sale of an aircraft as follows:

1. The Purchaser agrees to purchase and the Seller agrees to sell the following described “Aircraft” subject to the terms of this Agreement:

Make and Model: Dassault Aviation Falcon 2000	Engines: CFE 738-1-1B

Serial No: 147, U.S. Reg. No: N777MN	Engine Serial Nos. (L) P105465 (R) P105432

The Aircraft is equipped with accessories and equipment as per the Aircraft documentation and in Seller’s possession. Optional equipment includes, but is not limited to, the equipment listed in the specification sheet marked Exhibit “A” attached hereto and made a part hereof by reference and incorporation.

2. Purchaser agrees to pay to Seller the “Total Purchase Price” of Twenty Two Million United States Dollars ($22,000,000.00USD) for the Aircraft. Purchaser has placed an initial deposit of Five Hundred Thousand United States Dollars ($500,000USD) in escrow with Aero Records and Title Co. in Oklahoma City, OK (the “Escrow Agent”).

Upon execution hereof, Purchaser shall deposit an additional $500,000.00 with the Escrow Agent for a total good faith deposit of $1,000,000.00 (the “Deposit”) for the Aircraft. Purchaser’s deposit of the additional $500,000 and its execution of this Agreement shall signify its acceptance of the Aircraft and shall render the Deposit nonrefundable absent default by Seller. The balance of the Total Purchase Price shall be paid in U.S. Federal Funds by FedWire transfer (collected funds) to the Escrow Agent prior to the closing and delivery of the Aircraft to Purchaser. Closing shall take place within five (5) days of completion of the “C” Check and rectification of Discrepancies (as defined in Section 20.b.)) (the “Closing Date”) but in no event later than August 23, 2007; Discrepancy correction delays may extend the Closing Date for a reasonable time agreed to by the parties hereto.

3. Seller will deliver the Aircraft to the Purchaser at the pre-purchase inspection facility or such other place as may be mutually agreed upon by the parties within the continental United States. Purchaser shall have the option to make a delivery checkflight not to exceed two (2) flight hours on or before the Closing Date to determine that the Aircraft fulfills the requirements of this Agreement. Such flight shall be performed by Seller’s pilots and under Seller’s operational control and accompanied by a representative of Purchaser. Purchaser shall be responsible for the costs associated with such flight as set forth in Section 20.a.).

4. At the time of delivery of the Aircraft and release of the Total Purchase Price by Purchaser to Seller, Seller will deliver to Purchaser by depositing and releasing the same with and through the Escrow Agent an FAA Bill of Sale (Form 8050-2) conveying good and marketable title to the Aircraft and its engines as described herein to Purchaser free and clear of all liens, charges or encumbrances. Seller will also provide a separate Warranty Bill of Sale for the Aircraft and its engines. Acceptance by Purchaser of said Bills of Sale shall be deemed an acknowledgment that Seller has fully performed every agreement and obligation of Seller under this Agreement. Title and risk of loss, injury, destruction or damage to said Aircraft by fire or other casualty or occurrence shall transfer to Purchaser at the time of actual or constructive delivery of the Aircraft Bill(s) of Sale and any other closing documents necessary to Purchaser or its agent. Purchaser shall execute a Delivery Receipt and Acceptance in the form of Exhibit B attached hereto and deliver the same to Seller on the Closing Date.

5. a.) Purchaser shall be responsible for, and agrees to indemnify Seller against, the payment of any and all taxes, fees, or duties as well as any penalties, interest and attorneys fees relating thereto, imposed by any jurisdiction as a result of: (i) Purchaser’s ownership or usage of the Aircraft after closing or (ii) this sale, the delivery, or registration of the Aircraft. With respect to sales tax, Purchaser shall provide Seller prior to closing, by positioning in escrow with the Escrow Agent, documentation, including but not limited to a certificate of exemption, sufficient to evidence Purchaser’s qualification for such exemption.

b.) Except as provided in Section 5.a.), Seller shall be responsible for, and agrees to indemnify Purchaser against any payment or imposition of taxes, fees or duties as well as any penalties, interest and attorneys fees, imposed by any jurisdiction as a result of the ownership or usage of the Aircraft prior to the closing.

6. The Aircraft is being sold subsequent to a completed pre-purchase inspection and it shall be conclusively presumed that Purchaser has approved and accepted delivery of the Aircraft “as is, where is” in its then-current condition and state of repair, with all faults, limitations and defects if any (whether hidden or apparent), regardless of cause. Purchaser’s inspection is at Purchaser’s cost and expense. Any description of the Aircraft contained in this Agreement is for the sole purpose of identifying the Aircraft, and no description of the Aircraft has been made part of the basis of the bargain or has created an express warranty of or from Seller. THERE ARE NO WARRANTIES OF SELLER OTHER THAN THOSE EXPRESSLY SET OUT IN SECTION 9 OF THIS AGREEMENT OR IN THE WARRANTY BILL OF SALE. SELLER DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES NOT SET OUT THEREIN INCLUDING BUT NOT LIMITED TO MERCHANTABILITY, MATERIAL, MANUFACTURE, WORKMANSHIP, DESIGN, FITNESS FOR ANY PARTICULAR PURPOSE, VALUE, CONDITION, SAFETY, OPERATION OR PERFORMANCE AND SELLER DISCLAIMS REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER INCLUDING FITNESS FOR USE AND ANY WARRANTY AS TO THE ACCURACY OF THE AIRCRAFT LOG BOOKS, EXCEPT THAT SELLER WARRANTS THAT THE AIRCRAFT WILL BE DELIVERED WITH THE BILLS OF SALE REQUIRED UNDER THIS AGREEMENT. NO ORAL OR WRITTEN INFORMATION OR ADVICE OR LOG ENTRIES PROVIDED BY SELLER, OR SELLER’S AGENTS OR EMPLOYEES SHALL CREATE A WARRANTY OF ANY KIND REGARDING THE AIRCRAFT, AND NO ONE MAY RELY UPON ANY SUCH INFORMATION OR ADVICE. SELLER SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INCIDENTAL DAMAGES (INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, AND LOST BUSINESS OPPORTUNITY) ARISING FROM THE USE OF (OR INABILITY TO USE) THE AIRCRAFT, ALL OF WHICH PURCHASER WAIVES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OF THIS TRANSACTION. In no event shall either party be liable for any special or consequential damages, whether known or unknown and however arising. Should any supplier or manufacturers’ warranties still be in effect with respect to the Aircraft or its components (other than warranties which by their terms are unassignable), Seller will reasonably assist Purchaser to maintain continuity of those warranties for Purchaser’s benefit by assignment or as otherwise may be possible; any associated costs shall be for Purchaser’s account.

7. Seller will deliver to Purchaser at the time of delivery of the Aircraft any and all log books, flight manuals, miscellaneous equipment and any other records or paperwork in Seller’s possession appurtenant to the Aircraft. The airframe and engine logbooks shall be a complete, uninterrupted and continuous history of record for each respective engine and the airframe.

8. INTENTIONALLY OMITTED.

9. The parties represent and warrant, each to the other respectively, as follows:

a.) Each party respectively, has full and complete authority and approval, to sell and purchase the Aircraft as contemplated in this Agreement.

b.) Each party is an entity duly organized and existing in good standing in their respective jurisdictions.

c.) The consummation of the transactions contemplated by this Agreement will not result in a breach of any term or provision of, or constitute a default under a contract, agreement, lease, note, evidence of indebtedness, deed of trust, articles of organization, articles of incorporation, bylaws, or any other restriction of any kind affecting either party or its business, assets or properties.

The representations and warranties of the parties contained in this Section 9 shall survive the closing of the transaction contemplated hereby. The parties agree to indemnify, defend, and hold each other harmless respectively, from and against any and all claims, damages, liabilities and expenses, including reasonable attorney’s fees, incurred by either of them on account of breach by the opposite respective party of any of the herein contained representations and warranties.

10. Neither Seller nor Purchaser shall be liable for any failure of or delay in delivery of the Aircraft for the period that such failure or delay is due to acts of God or the public enemy; civil war; governmental priorities or allocations; strikes or labor disputes; inability to obtain necessary materials, accessories, equipment, or parts from the manufacturers thereof or any other cause beyond a party’s reasonable control. Both parties agree to notify the opposite respective party promptly of the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated. The inability of a party to remedy any such failure or delay in delivery within the 30 days following the Closing Date shall give the opposite respective party the right to cancel this Agreement, at which time the Purchaser shall receive a full refund of all deposits being held pursuant hereto. The parties may extend the time for performance of a provision hereof by written mutual agreement.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its choice of law provisions.

12. This Agreement may not be assigned in whole or in part by either party except (i) as set forth in Section 20.d.) or (ii) to an affiliate of such party (including such party’s parent) or wholly-owned subsidiary of such party provided that in regard to an assignment under (ii), the assignor shall remain primarily liable under the Agreement as if such assignment had not occurred, and such assignment shall in no way diminish or discharge the assignor’s obligations hereunder. This Agreement shall not be modified or amended except by an instrument in writing signed by authorized representatives of the parties. All notices and requests hereunder shall be in writing and shall be sent to the addresses hereinabove set forth (or to such other address as may hereafter be designated in writing).

13. Time is of the essence of this Agreement. Seller’s sole remedy in case of failure by Purchaser to close the sale of the Aircraft under the terms and conditions of this Agreement shall be that upon written notice to Purchaser, either: (i) Seller may cancel this Agreement, retain the Deposit as liquidated damages which includes reimbursement of Seller’s out-of-pocket costs incurred as a result hereof or pursuant hereto, and proceed to otherwise sell or dispose of the Aircraft with no further obligation or liability to the Purchaser or (ii) Seller may seek specific performance of this Agreement by Purchaser. The parties hereto each, respectively, acknowledge that the liquidated damages and cost reimbursement provisions of this paragraph are reasonable, adequate, and agreeable to each of them.

14. Purchaser and Seller warrant that the terms and conditions of this Agreement were fully read and understood and that they constitute the entire agreement between the parties and this Agreement shall supersede any previous oral or written agreements or understandings either party may have had with regard hereto. This Agreement shall not be construed against the party preparing it, but shall be construed as if all parties jointly prepared it, and any uncertainty or ambiguity shall not on the grounds of authorship be interpreted against any party. Each of the parties may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other party; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the other party contained in this Agreement; or (iv) waive, in whole or in part, performance of any of the obligations of the other party. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

15. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The obligations of the parties that continue subsequent to closing shall remain in effect and shall survive, without limitation, the execution of this Agreement and the closing.

16. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives and heirs of any individual parties, and the respective successors and administrators of any corporate parties, except as otherwise herein provided.

17. This Agreement may be executed in several counterparts, and/or by execution of counterpart signature pages which may be attached to one or more counterparts, and all counterparts so executed shall constitute one agreement binding on all of the parties to this Agreement, notwithstanding that all of the parties are not signatory to the original or to the same counterpart. A faxed signature shall be as valid as an original. Neither this Agreement nor any change, modification, amendment or supplement to this Agreement shall be valid until manually signed and delivered by either hard copy or fax, or electronic mail in “portable document format” (“.pdf”) form. Notwithstanding any provision of the Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act (“ESIGN”, U.S. Code Sections 7001 et seq.), or any similar legislation, the parties do not intend to be bound by an digital or electronic signature, electronic record, or electronic or automated agent in connection with this Agreement.

18. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and this Agreement shall not be construed as conferring and it is not intended to confer any rights upon any other persons or entities.

19. Purchaser and Seller agree to cooperate and take such actions to cause such registrations and filings, and execute and deliver such documents as are required to file the Contract of Sale for the Aircraft on the International Registry of Mobile Assets (“IRMA”), pursuant to the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters specific to Aircraft Equipment (collectively, the “Cape Town Convention”). Without limiting the foregoing, the parties hereto each agree to register as a “Transacting User Entity” as defined in the Cape Town Convention, appoint the Escrow Agent as its “Professional User Entity”, and to consent to the filing of the Contract of Sale at closing. Each party shall pay the cost of its own actions, filings and registrations to become a Transacting User Entity under the Cape Town Convention. Notwithstanding any provision in this Agreement to the contrary, Purchaser does not have any right to and shall not, claim, file or assert any lien, right or interest with respect to the Aircraft under the Cape Town Convention prior to the closing, without Seller’s prior written consent.

20. The parties hereto covenant and agree to the following additional provisions which shall supersede any prior inconsistent provision contained herein:

a.) Seller shall deliver the Aircraft to the Falcon Jet Service Center in Battle Creek, Michigan or other mutually agreeable location for the pre-purchase inspection on or before July 16, 2007. A “C” inspection shall be done at Seller’s cost and expense. Purchaser may have a representative present at the pre-purchase inspection facility to observe the “C” Check. Purchaser may conduct, at its cost and expense, a “B” check of the Aircraft and such further tests and inspection items in addition to the “C” Check as Purchaser requests and Seller approves. All of Purchaser’s inspections (including the test flight provided for in Section 3) shall be complete within forty-eight (48) hours of the completion of the “C” Check. Purchaser shall be responsible for the hourly cost of fuel and MSP/CSP for conducting any test flight other than the delivery or routine test flights following major maintenance inspections.

b.) Seller will correct airworthiness discrepancies or other discrepancies from the required condition of the Aircraft set forth in c.) below (the “Discrepancies”) at its cost and expense prior to delivery of the Aircraft; or the parties may agree to an amount of “credit” in Purchaser’s favor to be applied at closing against the Total Purchase Price due Seller in lieu of Discrepancy correction by Seller. If a credit is agreed and applied at closing as set out above, Purchaser shall then accomplish the correction of said Discrepancies at its cost and expense, and shall waive any failure of the Aircraft to meet the required condition of this Agreement due to such outstanding Discrepancies.

c.) The Aircraft shall be delivered: (i) with all Discrepancies corrected at the expense of the Seller, (ii) free of excessive corrosion or other major structural or mechanical deficiencies that would require the filing of an FAA form 337 and would materially impair the value of the Aircraft even if properly repaired, (iii) with a current and valid US Standard Certificate of Airworthiness, (iv) free and clear of all liens and encumbrances, with good and marketable title, (v) with all Airworthiness Directives and mandatory Aircraft Service Bulletins that have been issued with respect to the Aircraft with due dates up to and including the Closing Date complied with, without extension or deferment and (vi) with the engines and APU enrolled on the Honeywell MSP program, fully paid up through the closing (any transfer fees to be paid by Purchaser). The Aircraft shall have a maximum of 1,750 hours total time at closing and all systems shall be operating normally within their respective manufacturer’s specifications.

d.) Either party may, in its sole discretion, elect to structure the transactions herein contemplated as the acquisition of replacement property or transfer of relinquished property pursuant to a tax deferred or reverse like-kind exchange under the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations, procedures and other guidance promulgated thereunder and pursuant to a sales/use tax trade-in under the party’s applicable state law and in connection therewith, the parties reserve the right to assign its rights, together with its obligations (if necessary) to a qualified intermediary or a trade-in dealer entity. In addition, the parties expressly reserve the right to assign its rights, together with its obligations, in this Agreement to an Exchange Accommodation Titleholder (an EAT), as provided in Revenue Procedure 2000-37, 2000-40 IRB 308 (September 15, 2000), as modified and updated including by Revenue Procedure 2004-51, 2004-33 IRB 294 (July 20, 2004), a qualified intermediary or a dealer entity, on or before the delivery date, and such assignment shall be in writing and consented to by the other party, which consent shall not be withheld provided such assignment is in furtherance of the transactions contemplated by this Section 20.d). Both parties agree to reasonably cooperate with the other, if so requested, to structure the transactions in such manner including, without limitation, the execution of any documents, including an amendment to this Agreement, provided, the non-requesting party incurs no additional cost or expense for which it will not be reimbursed and is held harmless against any liability arising because of the intended like-kind exchange or sales/use tax trade-in, or any challenge to or failure of these transactions to qualify for such treatment.

e.) The parties mutually stipulate that they have not incurred any obligation to pay brokers or third parties fees or commissions related hereto, and hold each other harmless respectively from any claim for commissions or fees whatsoever except that Purchaser shall pay Owner To Owner, Inc. its fees and/or costs as agreed between them and Seller shall pay Mountain Aviation, Inc. its fees and/or costs as agreed between them.

f.) The parties hereto agree to share and pay IRMA (associated with the registration of the contracts of sale for the Aircraft) and escrow fees equally between them, each party to pay fifty percent (50%) thereof at closing.

[Signature page follows.]

IN AGREEMENT WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives on the day and date first above written.

WITNESS:	M.D.C. HOLDINGS, INC., SELLER

	By:	/s/ Michael Touff
	Name:	Michael Touff
	Its:	Senior Vice President

WITNESS:	CARDAL, INC., PURCHASER

	By:	/s/ Eric Slusser
	Name:	Eric Slusser
	Its:	EVP Controller

EXHIBIT A and Exhibit B - Omitted